Exhibit 99.1

Contact:	Ina Cu
Investor Relations
Cell Genesys, Inc.
650-266-3200
CELL GENESYS SECURES $75 MILLION COMMITTED EQUITY FINANCING FACILITY
SOUTH SAN FRANCISCO, CA, (February 5, 2007) — Cell Genesys, Inc. (Nasdaq: CEGE) announced today that it has entered into a new Committed Equity Financing Facility (CEFF) with Kingsbridge Capital Limited, an institutional investor, in which Kingsbridge has committed to provide up to $75 million of capital during the next three years through the purchase of newly-issued shares of Cell Genesys common stock. The CEFF allows Cell Genesys to raise capital at the time, price and in amounts deemed suitable to the Company to support Cell Genesys’ corporate, research and development activities. Under the terms of the CEFF, Kingsbridge may not sell short the Company’s stock during the term of the agreement. The Company had previously entered into a similar transaction with Kingsbridge in March 2006. The Company has drawn down all of the shares available under the previous CEFF.
“We are very pleased with the outcome of our first CEFF with Kingsbridge,” said Sharon E. Tetlow, senior vice president and chief financial officer of Cell Genesys. “We raised approximately $35.1 million in proceeds by selling 8.7 million shares over a nine-month period. We are fortunate to continue to have the resources necessary to advance our lead program, GVAX® immunotherapy for prostate cancer, through Phase 3 development.”
Certain details of the CEFF are as follows:
•	For a period of three years, Cell Genesys can access up to $75 million dollars from Kingsbridge in exchange for newly-issued shares of Cell Genesys common stock. Cell Genesys may access the capital after the Securities and Exchange Commission (SEC) declares effective the registration statement to be filed by Cell Genesys covering the resale of the shares of common stock issuable in connection with the CEFF and the shares of common stock underlying the warrant discussed below.

•	Cell Genesys may access capital under the CEFF in tranches of up to the lesser of $15 million or 2.5% of Cell Genesys’ market capitalization at the time of the draw down of such tranche, subject to certain conditions; provided that no more than once per fiscal quarter, Cell Genesys can draw down up to 3.5% of its market capitalization but still subject to the $15 million limit. Each tranche will be issued and priced over an eight-day pricing period. Kingsbridge will purchase shares of common stock pursuant to the CEFF at discounts ranging from 6% to 10%, depending on the average market price of the common stock during the eight-day pricing period, provided that the minimum acceptable purchase price for any shares to be issued to Kingsbridge during the eight-day period is determined by the higher of $1.75 or 85% of Cell Genesys’ share price the day before the commencement of each draw down.

•	Throughout the term of the agreement, Kingsbridge is restricted from engaging in any shorting transaction of Cell Genesys’ common stock.

•	Cell Genesys is not obligated to utilize any of the $75 million available under the CEFF and there are no minimum commitments or minimum use penalties. The CEFF agreement does not contain any restrictions on Cell Genesys’ operating activities, automatic pricing resets or minimum market volume restrictions.

•	The agreement does not prohibit Cell Genesys from conducting additional debt or equity financing, other than financings similar to the CEFF.

•	In connection with the CEFF, Cell Genesys issued a warrant to Kingsbridge to purchase up to 421,918 shares of common stock at an exercise price of $4.68 per share which represents a 45% premium over the average of the closing bid prices of Cell Genesys’ common stock during the 5 days preceding the signing of the agreement. The warrant will become exercisable after the six month anniversary of the date of the agreement. The warrant will remain exercisable, subject to certain exceptions, until five years after the date of the agreement.
The securities issuable in connection with the CEFF and upon the exercise of the warrant issued to Kingsbridge have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration under the Securities Act of 1933 and applicable state securities laws or available exemptions from registration requirements. Cell Genesys has agreed to file a registration statement for the resale of the shares of common stock issuable in connection with the CEFF and the shares of common stock underlying the warrant within 60 days of the date of the agreement. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.
Cell Genesys is focused on the development and commercialization of novel biological therapies for patients with cancer. The company is currently pursuing two clinical stage product platforms – GVAX® cancer immunotherapies and oncolytic virus therapies. Ongoing clinical trials include Phase 3 trials of GVAX immunotherapy for prostate cancer, Phase 2 trials of GVAX immunotherapy for pancreatic cancer and leukemia, and a Phase 1 trial of CG0070 oncolytic virus therapy for bladder cancer. Cell Genesys continues to hold an equity interest in its former subsidiary, Ceregene, Inc., which is developing gene therapies for neurodegenerative disorders. Cell Genesys is headquartered in South San Francisco, CA and has its principal manufacturing operation in Hayward, CA. For additional information, please visit the company’s website at www.cellgenesys.com.

Statements made herein about the company, other than statements of historical fact, including statements about the company’s progress, results and timing of clinical trials and preclinical programs and the nature of product pipelines are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the success of clinical trials and research and development programs, the regulatory approval process for clinical trials, competitive technologies and products, patents, continuation of corporate partnerships and the need for additional financings. For information about these and other risks which may affect Cell Genesys, please see the company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed on March 13, 2006 as well as Cell Genesys’ reports on Form 10-Q and 8-K and other reports filed from time to time with the Securities and Exchange Commission. The company assumes no obligation to update the forward-looking information in this press release.
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